LAIDLAW INTERNATIONAL TRANSFORMS BALANCE SHEET

NAPERVILLE, Ill., June 1, 2005 — Laidlaw International, Inc. (NYSE: LI), a holding company for North America’s largest provider of school and inter-city transport and public transit services, today announced a comprehensive plan to recapitalize its balance sheet. The company anticipates using proceeds from a new bank facility and cash on hand to retire the existing public debt of approximately $560 million issued by Laidlaw and Greyhound Lines, Inc., a wholly-owned subsidiary.

The plan includes:

•	Commencement of a cash tender and solicitation offer for Laidlaw $404 million 10.75% senior notes due 2011;

•	Redemption of Greyhound Lines $150 million 11.5% notes due 2007;

•	Redemption of Greyhound Lines $5 million 8.5% convertible debentures due 2007; and

•	Replacement of Laidlaw’s current revolving credit facility with a $600 million senior credit facility comprised of:

— $300 million term loan; and

— New revolving credit facility for up to $300 million replacing Laidlaw’s $200 million revolving credit facility.

The new revolving credit facility is intended to provide seasonal and interim borrowings for Laidlaw International, Inc. and its subsidiaries, including Greyhound Lines. Upon completion of the new revolver, Laidlaw intends to assume the positions of Greyhound’s senior lenders.

“The sale of the healthcare companies earlier in the year enabled us to focus on Laidlaw’s core transportation businesses, while also substantially strengthening the balance sheet,” said Kevin Benson, President and Chief Executive Officer of Laidlaw. “The transactions that we are outlining today take advantage of that strength to further improve our financial position and our profitability over the next several years. Completion of our financing plans will significantly reduce the cost of our debt and put to work the cash we generated with the healthcare sale,” added Benson.

Laidlaw International plans to launch a new $600 million senior credit facility consisting of a $300 million term loan maturing 2010 and a $300 million revolving credit facility. Citigroup Global Markets Inc. and UBS Securities LLC have been chosen to be joint lead arrangers of the facility.

The tender offer and consent solicitation for Laidlaw’s $404 million 10.75% senior notes is being made solely by means of an Offer to Purchase and Consent Solicitation Statement which has been prepared by Laidlaw in connection with the tender offer. The consent solicitation requests consent from noteholders to eliminate substantially all of the restrictive covenants in the indenture. The details of the tender offer and the consent solicitation for the Laidlaw senior notes are presented in a separate release that was issued today. Additionally, Laidlaw today filed the associated Offer to Purchase and Consent Solicitation Statement with the Securities and Exchange Commission on a form 8-K.

This announcement is not an offer to purchase or a solicitation of an offer to sell the Laidlaw senior notes or any other security or a notice of redemption for the Greyhound senior notes or any other security. Completion of the transactions described in this release is subject to a number of conditions, including but not limited to the successful negotiation and execution of the credit agreement and documents for the new credit facility, an agreement with the senior lenders’ of Greyhound’s revolving credit facility, obtaining consents of a majority of the holders of the Laidlaw 10.75% senior notes to amend the indenture and market conditions. As such, there can be no assurance that any of these transactions will be consummated.

Forward-looking statement
Certain statements contained in this press release, including statements that are not historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include information about possible or assumed future events and usually contain words such as: believes, may, anticipates, intends, expects, estimates, and other similar expressions. Such statements involve certain risks, uncertainties and assumptions that may change at any time. Therefore, actual results may differ materially from expected results due to a variety of factors, including, but not limited to, successful syndication of the loans, execution of a credit agreement that is satisfactory to all parties, and obtaining consents of a majority of holders of the Laidlaw 10.75% notes, as well as the additional factors which are reflected in the annual report on Form 10-K of Laidlaw International for the year ended August 31, 2004, and as may be detailed in the company’s other filings, from time to time, with the Securities and Exchange Commission. In the light of these risks and uncertainties you are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Laidlaw International, Inc. is a holding company for North America’s largest providers of school and inter-city bus transport and public transit services. The company’s businesses operate under the brands: Laidlaw Education Services, Greyhound Lines, Greyhound Canada and Laidlaw Transit. The company’s shares trade on the New York Stock Exchange (NYSE: LI). For more information on Laidlaw International, visit the website: www.laidlaw.com.

Greyhound is the largest North American provider of intercity bus transportation, providing 19,000 daily departures across the continent. The company also provides Greyhound PackageXpress in the United States and Greyhound Courier Service in Canada, as well as Greyhound Travel Services including: vacation packages, charters, sightseeing and shore services. In the U.S., for fare and schedule information and to buy tickets call 1-800-231-2222 or visit the Web site at www.greyhound.com. In Canada, for fare and schedule information call 1-800-661-8747 or visit the Web site at www.greyhound.ca.

Contact:
Sarah Lewensohn
Director, Investor Relations
(630) 848-3120

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